Communications Site License Agreement

        THIS COMMUNICATIONS SITE LICENSE AGREEMENT (this “License Agreement”) is dated this 17th of April 2003 (herein, the “Effective Date”), by and between LVH Corporation d.b.a. Las Vegas Hilton. (“Licensor”) and, SkyBridge Wireless Inc., a Nevada Corporation (“Licensee”).

        WHEREAS, Licensor desires to license Licensee, and Licensee desires to license from Licensor, all upon the terms and conditions set forth herein, certain space on a tower operated by Licensor upon which Licensee has mounted, or intends to mount, one or more antennas owned and/or operated by Licensee, together with related and ancillary equipment and certain space within building owned or leased by Licensor in which Licensee intends to install other equipment and devices used in connection with the operation of the antennas; and

        WHEREAS, the parties acknowledge that, although this agreement was facilitated by Frontier Radio, Inc. (“Frontier”), and Frontier manages the Premises on behalf of Licensor, this Agreement is between Licensor and Licensee only, and Frontier is not party to this agreement.

        NOW, THEREFORE, for and in consideration of the premises and the terms and mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Licensor and Licensee hereby agree as follows:

1.     Definitions. In addition to all other terms defined herein, the following terms shall have the following meanings:

    (a)        “Governmental Authority” means any federal, state or local governmental, quasi-governmental, administrative, regulatory division or authority with legal, administrative or regulatory authority over any Person with respect to the application, administration and/or enforcement of Rules and Regulations.

    (b)        “License Agreement” means this Communications Site License Agreement and any and all subsequent amendments, extensions, supplements and modifications hereto or hereof.

    (c)        “Occupant” means any Person from time to time entitled to the use and occupancy of any portion of the Property under an ownership right or any lease, sublease, license, concession, or other similar agreement

    (d)        “Permitee” means all Occupants and the officers, directors, employees, agents, contractors, customers, guests, patrons, vendors, suppliers, visitors, invitees and licensees of Occupants insofar as their activities relate to the intended development, use and occupancy of the Property.

    (e)        “Person” means any individual, partnership, firm association, corporation, trust, limited liability company or any other form of business and government entity.

    (f)        “Rules and Regulations” means all laws, statutes, codes, rules, regulations, restrictions, ordinances, consents, approvals and other requirements imposed or granted by any applicable Governmental Authority.

2.    Premises.

    (a)       \ Licensor hereby grants to Licensee the following rights (collectively, the “License”): (i) a limited non-exclusive license to install, maintain and operate Licensee’s wireless communications equipment and appurtenances on a tower owned and/or operated by Licensor (the “Tower”, including one or more antennas at a centerline height of 310 feet above ground level on the Tower, which is located on certain real property owned or leased by Licensor and more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”), and (ii) a limited non-exclusive license to install, maintain, operate, remove and otherwise use Licensee’s equipment cabinet or compound and related devices owned by Licensee within a space consisting of a eight (8) square foot portion of the Property identified as the operations site on Exhibit “B” attached hereto (the space in which the operations site is to be occupied by Licensee on the Property and the Tower are hereinafter referred to collectively as, the “Premises”.

    (b)        Licensor also grants Licensee, in common with other Permittees entitled to use the same, a non-exclusive reasonable rights of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Initial Term and any Renewal Term (as hereinafter defined) for the purpose of installing and maintaining the equipment (as hereinafter defined). The access is subject to revocation by Licensor at any time and from time to time to exclude and restrain any Person who is not a Permittee from accessing the Premises, as well as other provision contained in the Agreement.

    (c)        The Premises are delivered in an “AS IS” condition by Licensor. Licensee acknowledges and agrees that is has visited and inspected the Premises and hereby accepts the physical condition thereof. Licensee further acknowledges that no representation or warranties have been made to Licensee or Licensor as to the condition or suitability of the Premises, including Tower or as to any engineering or other operational data. Licensee is solely responsible for determining all aspects as the suitability, acceptability, accuracy and adequacy of the Premises for Licensee’s intended use.

    (d)        Licensor shall have the right, with no less that thirty (30) days’ prior written notice to Licensee, to require Licensee to relocate the Premises to another area within the Property, at Licensee’s sole cash expense, provided, however, that the area to which the Premises are relocated, wheter in the building or on the Tower, shall be substantially similar in size and functionality to the Premises.

3.     Use. Licensee shall use the Premises solely for the receipt and transmission of wireless communications signals. The use granted Licensee by this License shall be non-exclusive and is limited in accordance with the terms and conditions of this License Agreement.

4.     Initial Term. The Initial Term of this License shall be for a period of Three (3) years, commencing on the earlier to occur of the first day of May, 2003 or the date on which Licensee commences installation of the Equipment (as hereafter defined) (the earlier of such dates is herein, the “Commencement Date”), and expiring on the Third (3) year anniversary of the Commencement Date (the “Initial Term”). Licensee agrees to provide immediate written notice to Licensor of Licensee’s commencement of the installation of the equipment.

5.     Renewal Terms. Provided that an Event of Default has not occurred during the immediately preceding Initial or Renewal Term (as applicable), Licensee shall have the right to extend this License for two (2) additional one (1) year terms (each, a “Renewal Term”). Provided that this License Agreement has not previously been terminated, this License shall automatically renew for each successive Renewal Term unless Licensee notifies Licensor of Licencee’s intention not to renew this License at least ninety (90) days prior to the end of the then existing term of this License. Each Renewal Term shall be on the same terms and conditions as set forth in this License except that consideration for this License shall increase as provided in paragraph 6.

6.     Fee.

    (a)        During the first year of the Initial Term, SkyBridge shall pay annually to LVH the sum of Ten Thousand Eight Hundred and 00/100 Dollars ($10,800) per annum (the “Base Fee”), to be paid in equal monthly installments of and Nine Hundred and 00/100 Dollars ($900.00), on the first day of each month in advance to Licensor at Licensor’s address as specified herein.

    (b)        Effective on the anniversary of the Commencement Date of this Agreement during each year of the Term, the then current Base Fee payable by Licensee to the Licensor shall be increased by an amount equal or greater of (i) five (5.0%) percent over the total Base Fee payable by Licensee for the preceding twelve (12) month period; or (ii) the percentage increase which occurred in the Consumer Price Index (“CPI”), as defined below, for the most recent twelve (12) month period for which the CPI is published.

    (c)        CPI as used herein shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Urban Consumers, All Items (1982-84-100), or an equivalent successor official index then in effect. In the event that the Bureau of Labor Statistics changes the form or basis for computation of the CPI, a reliable governmental or other non-partisan publication of the Licensor’s choice evaluating substantially the same information previously used in determining the CPI shall be used. No adjustments or recomputations, retrospective or projective, shall be made because of any revision which may later be made in the first published figure of the CPI.

    (d)        Appropriate proration shall be made if the Initial Term does not commence on the first day of a calendar month, or if the date of termination of this License Agreement is not on the last day of a calendar month. All payments of the fee shall be made by Licensee without deduction or offset or prior notice or demand from Licensor. Any payment of the Fee or other amount due hereunder not received by Licensor within ten (10) days of the date when due shall be subject to a late payment charge of ten percent (10%) of the amount which is overdue.

7.     Conditions. The parties’ obligations under this License Agreement are subject to the continuing satisfaction by Licensee that it shall secure and maintain all appropriate and required approvals for Licensee’s intended use of the Premises from the Federal Communications Commission (the “FCC”), the Federal Aviation Administration ( the “FAA”) and any other Governmental Authority having jurisdiction over Licensee’s proposed use of the Premises. Licensee’s inability (following all reasonable efforts) to successfully satisfy these conditions or the occurrence of any other event which effective prohibits Licensee’s intended use of the Premises shall relieve Licensee and Licensor from any obligation to perform under this License and Licensee shall remove the Equipment and vacate the Premises as soon thereafter as reasonably practicable, but in no event later than ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay the Licensor the Holdover Equipment Fee (as defined in Paragraph 8(b)) from and after the expiration of such time period until the Equipment is removed.

8.    Improvement by Licensee.

    (a)        Plans, Structural Analysis and RF Analysis. Prior to commencement of any construction or installation of improvements on the Premises by Licensee, Licensee shall furnish, for review and approval by Licensor, which approval shall not be unreasonably withheld, delayed or conditioned, plans and specifications which may be required by Licensor for such construction or installation of such improvements. Prior to the installation of Licensee’s Equipment or any substitution, replacements or accessions thereto, Licensee shall upon the written request of Licensor conduct a structural analysis and wind load analysis of the Tower at Licensee’s sole cost and expense which shall include any existing loads and the projected load of Licensee’s antennas, cabling and appurtenances. Prior to the installation of Licensee’s Equipment on the Tower, upon the written request of Licensor, Licensee shall conduct at Licensee’s sole cost and expense a radio frequency interference analysis (“RF Analysis”) of the Equipment with all other equipment which is on the Tower as of the Commencement Date. Licensee shall be solely responsible for an shall indemnify Licensor from all reasonable costs and expenses associated with such structural analysis, RF Analysis and the design and construction of platforms, antenna systems, cable runs and any other modification of any type to the Premises. Licensee shall be responsible for securing all building permits from any and all applicable Governmental Authorities prior to commencement of any construction or installation. Copies of the construction permit issued to Licensee shall be provided to Licensor prior to commencement of construction. All work performed at the Property in connection with the installation or modification of the Equipment and the work described in this subparagraph (a) shall be performed by Licensee or by one or more contractors approved by Licensor, such approval not to be unreasonably withheld or delayed. Licensee shall require all contractors, as a condition to their engagement, to agree to be bound to Licensee by provisions substantially identical to those included in this Agreement, specifically those relating to the indemnification of Licensor and insurance requirements.

    (b)        Equipment. Licensee’s communication system, including antennas, radio equipment and operating frequency, cabling and conduits, shelter and/or cabinets, and other personal property owned or operated by Licensee, which Licensee anticipates shall be located by Licensee on the Premises, is more particularly described on Licensee’s collocation application, a copy of which is attached hereto as Exhibit “C” the “Equipment” Licensee shall attach as Exhibit “D” to this License Agreement, copies of all FCC operating licenses, other licenses and permits which Licensee has been issued pertinent to this License Agreement. All of the equipment shall be clearly marked to show Licensee’s name, address, telephone number and the name of the person to contact in case of emergency, FCC call sign, frequency and location. All coaxial cable relating to the Equipment shall be identified in the same manner at the bottom and top of the line. At Licensor’s request, Licensee shall promptly deliver to Licensor written proof of compliance with all applicable Rules and Regulations in connection with the installation of the Equipment. Licensee shall not construct or install any equipment or improvements on the Premises or operate any operating frequency other than that described on Exhibit “C”. The equipment shall remain Licensee’s exclusive personal property throughout the term and upon termination of the License. Licensee shall have the right to remove all Equipment at Licensee’s sole expense on or before the expiration or earlier termination of the License; provided that Licensee repairs any damage to Premises or the Tower caused by such removal, reasonable wear and tear to pads, utilities, fixtures and similar items excepted. If Licensee does not remove the Equipment on or prior to the expiration or termination of this License Agreement, Licensee shall remove such Equipment within a reasonable period after written notice from Licensor thereafter and shall pay the Licensor an amount equal to one hundred and twenty-five percent (125%) of the Fee then in effect during such holdover period during which any portion of the Equipment is actually located on the Tower (the “Holdover Equipment Fee”)

    (c)        Compliance with Governmental Rules. Licensee shall provide all materials and shall pay for all labor for the construction, installation, operation, maintenance or repair of the Equipment, and shall cause all such work to be performed in a good and workmanlike manner and completed in a lien-free condition. All construction, installations and operations in connection with this License Agreement by Licensee shall meet with all applicable Rules and Regulations of the FCC, FAA and all other applicable Governmental Authorities.

9.     Utilities. All utility services installed on the Premises for the use or benefit of Licensee shall be made at the sole cost and expense of Licensee and shall be separately metered from Licensor’s utilities. In the event that Licensee requires an electric power supply and/or usage different from that currently at the Property, then Licensee shall, at its sole cost and expense, obtain such power supply. Any work performed in connection with connecting such power supply to the Licensee’s Equipment shall comply with all applicable Rules and Regulations.

10.     Taxes and Assessments. Except as provided immediately below, Licensor shall pay all real property taxes and assessments Licensor is obligated to pay with respect to the Property. Licensee shall reimburse Licensor for any increases in such real property taxes. As a condition of Licensee’s obligation to pay such Assessments, Licensor shall provide to Licensee the documentation from the taxing authority, reasonably acceptable to Licensee, indicating the increase is due to Licensee’s improvements. In the event any sales, use or other tax shall be payable by Licensor in connection with this License Agreement, Licensee shall reimburse Licensor on demand for such payments hereunder shall be exempt from such sales, use or other taxes.

11.     Interference: Emissions.

    (a)        Licensee agrees not to install additional equipment of types and radio frequencies which will cause material interference to normal communications operations being conducted from the Property or the Tower by Licensor or other occupants of the Premises which are in place as of the commencement date (the “Pre-Existing Users”). Licensee covenants that the Equipment installed by Licensee shall comply with all applicable laws, ordinances and regulations including but not limited to those regulations promulgated by the FCC. In the event the Equipment causes such interference to Pre-Existing Users, Licensee will take the steps necessary to correct and eliminate the interference. If such interference cannot be eliminated with forty-eight (48) hours after receipt by Licensee of notice from Licensor describing the existence of the interference, Licensee or Licensor shall reduce or temporarily disconnect the electric power to such levels to cancel interference and, if necessary, shut down the Equipment until such interference is corrected. If it is determined that any such interference cannot be rectified, then Licensor may, at its option, terminate this License Agreement upon written notice the Licensee, whereupon Licensee shall vacate the Premises and remove the Equipment at its sole cost and expense as soon thereafter as reasonably practicable, but in no event later than Ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay the Licensor the Holdover Equipment Fee (as defined in paragraph 8(b)) from and after the expiration of such time period until the Equipmen is removed.

    (b)        Licensor shall impose upon future licensees a duty to refrain from interfering with Licensee which is similar to that set forth herein. However, in the event that the operation of Licensee’s Equipment shall interfere with any other radio communications systems and equipment installed at the Property after the date of Licensee’s initial installation of the Equipment or any future modification thereof, Licensee shall cooperate fully with Licensor and any future Occupant injured by Licensee’s interference (a “Future Party”) to remedy the interference. Licensee shall do whatever Licensor deems reasonably necessary to cure such interference, provided, however, that all costs related to remedying such interference shall be the responsibility of the Future Party, unless such interference is proven to be due to failure, defects or deficiencies in Licensee’s systems or Equipment or the installation thereof.

    (c)        Licensee hereby acknowledges that Licensor has licensed, and will continue to license, space at and upon the Property to third parties for the installation and operation of radio communication facilities. Licensee accepts this License Agreement with this knowledge and waives any and all claims against Licensor resulting from or attributable to interference caused by present or future equipment, facilities or methods of operation employed by Licensor in its business on the Property. Licensee also waives any and all claims against Licensor arising from interference resulting to Licensee by virtue of equipment, facilities or operations employed by any other Pre-Existing User or Future Party or other Occupant in its business upon the Property. In the event that any such interference occurs that materially interferes with Licensee’s utilization of the Premises, Licensee, as its sole remedy, in lieu of any and all other remedies at law or in equity, may terminate this License Agreement at any time thereafter by giving Licensor thirty (30) days’ prior written notice to that effect, and such termination shall be effective at the end of such thirty (30) day period; provided, however, that such termination will not be effective if Licensor eliminates such interference within thirty (30) days of Licensee’s termination notice. Licensee shall pay Licensor any Fees due for the period up to the termination of this License Agreement. Any advance payments of the Fee for periods after the termination of this License Agreement will be reimbursed to Licensee by Licensor within thirty (30) days of the effective date of such termination.

    (d)        Licensee hereby acknowledges that antenna power output (“RF Emissions”) are presently subject to restrictions imposed by the FCC for RF Emissions standards on Maximum Permissible Exposure (“MPE)”) limits. Licensee, at its sole cost and expense, shall be solely responsible for causing the Equipment and Licensee’s activities at the Property to be in compliance with all applicable MPE limits on RF Emissions, including, without limitation, performing any and all tests, analyses and similar procedures to determine whether MPE limits are being exceeded at the Premises.

12.     Maintenance and Repairs.

    (a)        Licensee shall perform all repairs and maintenance work necessary or appropriate to the Equipment on or about the Premises or located on to the Premises in good condition, reasonable wear and tear or other casualty expected.

    (b)        Licensor, at Licensor’s sole cost and expense, shall maintain the Tower and any other portion of the Property and improvements thereto n good order and repair, war and tear, the elements or other casualty excepted. Damage to the Tower or the equipment or improvements of Licensor or others located on the Property or the Tower which results from the acts or omissions of Licensee shall be repaired by Licensee at Licensee’s sole cost and expense, or, at the sole option of Licensor, Licensee shall reimburse Licensor for the actual and reasonable costs incurred as evidenced by adequate documentation in repairing such damage or replacing such equipment or improvements.

13.     Mechanics Liens. Licensee shall promptly discharge or cause to be discharged any mechanics’ or materialmen’s liens or claims of lien filed or otherwise asserted against the Property, the Premises, the Tower or any funds due to any contractor arising from any work to be performed by or on behalf of Licensee hereunder, and any proceedings for the enforcement thereof.

14.    Indemnification.

    (a)        Licensee shall indemnify, protect and hold Licensor and/or Frontier harmless from (i) all costs of any damage done to Licensor’s or another Occupant’s facilities or equipment located at the Premises that occurs as a result of the installation, operation or maintenance of Licensee’s Equipment or other improvements; (ii) any claims, demands, or causes of action for personal injuries, including any payments made under any workmen’s compensation law or any plan of employee’s disability and death benefits, arising out of Licensee’s occupancy of the Premises or the installation, maintenance and operation or removal of Licensee’s Equipment, except only such damages, costs, claims, causes of action or demands caused solely by the gross negligence or willful misconduct of Licensor or Frontier, as applicable.

    (b)        Neither Licensor nor Frontier shall not be responsible or liable to Licensee for any loss, damage or expense that may be occasioned by, through or in connection with any acts or omissions of other Occupants or any other third parties operating any equipment on or near the Premises. Licensee hereby assumes the risk of the liability to operate as a result of any structural or power failures at the property or failure of Licensee or Licensee’s Equipment for any reason whatsoever and agrees to indemnify and hold Licensor and/or Frontier harmless from all damages and costs of defending any claim or suit for damages of any kind, including but not limited to, business interruptions and attorney’s fees, asserted against Licensor and/or Frontier by reason of such failure.

    (c)        Licensee shall also indemnify, protect and hold Licensor and/or Frontier harmless from any losses, liabilities, claims, demands or causes of action for claims or liability arising from failure of the Premises to comply with applicable MPE requirements with respect to RF Emissions standards under current or future applicable Rules and regulations.

    (d)        Licensee shall also indemnify, protect and hold Licensor and/or Frontier harmless from any losses, liabilities, claims, demands or causes of action for property damage or personal injuries, including any payment made under any worker’s compensation law or any plan of employees’ disability and death benefits, arising out of or resulting from any claims, damages, losses, liabilities or cause of action resulting in any way from RF Emissions from Licensee’s Equipment or any other harmful effect of Licensee’s Equipment.

15.     Environmental Indemnification. Licensor has not been subject to, or received any notice of, any administrative or judicial action, or notice of any intended administrative or judicial action, or received a request for information relating to the presence or alleged presence of hazardous substances in, under, at or upon the Premises or the Property. Licensor hereby covenants and agrees to protect, save, defend, indemnify and hold Licensee harmless for, from and against any and all damages, losses, liabilities, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorney’s and experts’ reasonable fees and disbursements) of any kind on or of any nature whatsoever incurred by or asserted or awarded against Licensee and arising from the presence of any hazardous substances of the Premises as of the Effective Date. Licensee hereby covenants and agrees to protect, save, defend, indemnify and hold Licensor and/or Frontier harmless for, from and against any and all damages, losses, liabilities, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever incurred by or asserted or awarded against Licensor and/or Frontier, and arising from (i) the presence, caused or permitted by Licensee of any Hazardous substances on the Premises or the Property, or (ii) the disposal, caused or permitted by Licensee, of any hazardous substances from the Premises or the Property, or (iii) any violation caused or permitted by Licensee, of any environmental law, statute, ordinance, rule or regulation.

16.    Liability Insurance.

    (a)        Licensee shall carry during the term of this License Agreement, at Licensee’s sole cost and expense, the following insurance: (i) “All Risk” property insurance which insures Licensee’s property for such property’s full replacement cost; and (ii) Comprehensive general liability insurance, including blanket contractual and completed operations coverage, having a minimum limit liability of $2,000,000, with a combined limit for bodily injury and/or property damage for any one occurrence of $3,000,000, and (iii) excess/umbrella coveratge of $10,000,000. Licensee shall name Licensor and Frontier as an additional insured under Licensee’s policies of insurance.

    (b)        Certificates of insurance acceptable to Licensor shall be filed with Licensor priot to the Commencement Date and annually thereafter evidencing the required coverage and limits. These Certificates shall contain a provision that coverage afforded under the policies will bot be cancelled, altered, or amended or not renewed until at least thirty (30) days’ prior written notive has been given to Licensor and Frontier.

    (c)        All insurance required to be carried by Licensee hereunder shall be issued by responsible insurance companies, qualified to do business in the State of Nevada and reasonably acceptable to Licensor. Neither the issuance of any such insurance policy nor the minimum limits specified in Paragraph 16 shall be deemed to limit or restrict in any way Licensee’s liability arising under or out of this License Agreement.

    (d)        To the extent such waivers are obtainable from insurance carriers, Licensee and Licensor waive their respective right of recovery against the other for any direct or consequential damage to the property of the other including its interest in the Premises and the Equipment by fire or other casualty to the extent such damage is insured against under a policy or policies of insurance. Each such insurance policy carried by either Licensor or Licensee shall include such a waiver of the insurer’s right or subrogation. Such waiver shall in no way be construed or interpreted to limit or restrict indemnity or other waiver made by Licensee under the terms of this License Agreement.

17.     Destruction or Condemnation. Licensor and Licensee agree that Licensor shall in no way be liable for loss or use or other damage of any nature arising out of the loss, destruction or damage to the Premises or Licensee’s Equipment located thereon, by fire, explosion, windstorms, water or any other casualty or acts of third parties. In the event the Premises or any part thereof is damaged or destroyed by elements or any other cause, Licensor may elect to repair, rebuild, or restore the Premises or any part thereof, to at least the same condition as it was immediately prior to such casualty. In such event, the Fee shall cease as of the date of such casualty until the Premises, in Licensor’s opinion, is restored to a usable condition for Licensee’s operations. If Licensor chooses not to repair, restore or rebuild the Premises, Licensor shall send to Licensee a notice of cancellation of this License Agreement within thirty (30) days of such casualty. If this License Agreement is cancelled, the payments required herein shall terminate as of the date of such casualty.

18.     Default. The occurrence of any of the following, after the expiration of any applicable cure or grace period without cure, shall constitute a breach and material default (an “Event of Default”) of this License Agreement by Licensee:

    (i)        The failure of Licensee to pay or cause to be paid when due the Fee or any portion thereof or any other charges required by this License Agreement to be paid by Licensee within ten (10) days after such payment is due;

    (ii)        The abandonment of the Premises and operation thereof by licensee for a consecutive period of sixty (60) days or more; or

    (iii)        The failure of Licensee to observe, perform or cause to be done any material act, other than payment of monies, required by this License Agreement (except for acts covered by any other provisions of this paragraph 18(a)), within thirty (30) days of receipt by Licensee of written notice from Licensor of such failure; or

    (iv)        Licensee causing, permitting, or suffering, without the prior written consent of Licensor, any act when this Agreement requires Licensor’s prior written consent or prohibits such act; or

    (v)        The occurrence of any event of insolvency or bankruptcy with respect to Licensee, including any of the following by way of illustration:

(A) Any general assignment or general arrangement for the benefit of creditors;

    (B)        The filing of any petition by or against Licensee to have Licensee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Licensee and the same is dismissed within sixty (60) days;

(C) The appointment of a trustee or receiver to take possession of substantially all of Licensee’s assets or of Licensee’s interest in this License Agreement; or

(D) The attachment, execution or other judicial seizure of the Equipment, substantially all of Licensee’s assets or of Licensee’s interest in this License Agreement; or

    (vi)        The failure of Licensee to maintain the insurance required to be maintained to paragraph 16 hereof.

19.     Remedies. Upon the occurrence of an Event of Default, Licensor may, in addition to all other rights or remedies Licensor may have hereunder or at law or in equity, (i) terminate the License and this License Agreement by giving written notice of such termination to Licensee, (ii) accelerate and declare to be immediately due and payableall Fees which would have otherwise been due to Licensor absent an Event of Default hereunder, (iii) terminate electrical power to the Equipment, and (iv) remove the Equipment without being deemed liable for trespass or conversion and store the same at Licensee’s sole cost.

20.     Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below (or to such different address as any party may from time to time give notice of in accordance with the provision of this Section) and may be personally serviced, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 5:00 p.m. (Las Vegas time) (any notice received after such time shall be deemed received on the next business day); provided that a hard copy of such notice is also sent pursuant to clause (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or (d) if by U.S. Mail, on the fourth (4th) day after deposit on the mail, postage prepaid, certified mail, return receipt requested.

If to Licensor: With a copy to: With a copy to: If to Licensee:	Hilton Las Vegas
30000 Paradise Road
Las Vegas, Nevada 89109

Frontier Radio, Inc.
4427 South Polaris Avenue
Las Vegas, Nevada 89103

Park Place Entertainment Corporation
Director of Telecommunications
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109

SkyBridge Wireless, Inc.
6565 Spencer Street
Suite 204
Las Vegas, Nevada 89119

21.     Assignment and Sublicensing.

    (a)        Notwithstanding anything to the contrary contained in the License Agreement, Licensee shall not assign, convey, pledge, encumber or otherwise transfer this License Agreement or any interest herein or license, sublicense, grant any concession or otherwise give permission to any one other than Licensee to occupy the Premises, operate the Equipment or enjoy the benefit of or arising under this License Agreement without the prior written consent of Licensor. Any attempted assignment, conveyance, pledge, encumbrance, transfer, license, or concession agreement without Licensor’s prior written consent thereto shall be void and confer no rights upon third party person. The sale, assignment, transfer or disposition, whether for value, by operation of law, gift, will or intestacy, of (i) twenty-five percent (25%) or more of the issued and outstanding stock of Licensee if Licensee is a corporation, or (ii) the interest of any general partner, joint venture, associate or co-tenant if Licensee is a partnership, joint venture, association or co-tenancy, shall be deemed an assignment of this License Agreement under this paragraph 21.

    (b)        In the event of any assignment of this License Agreement whether consented to be Licensor or otherwise, Licensee shall remain primarily liable on its covenants hereunder. In the event of any assignment, the assignee shall agree in writing to perform and be bound by all of the covenants of this License Agreement required to be performed by Licensee.

22.     Miscellaneous.

    (a)        The waiver by either party of any breach of any term, provision, covenant or condition contained in this License Agreement or the failure of such party to insist on the strict performance by the other party, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this License Agreement. The acceptance of payments of the Fee hereunder by Licensor shall not be deemed a waiver or any breach of default by Licensee of any term, provision, covenant or condition herein, regardless of Licensor’s knowledge of such breach or default at the time of acceptance of such Fee payments.

    (b)        All covenants and agreements to be performed by Licensee under any of the terms of this License Agreement shall be performed by Licensee at Licensee’s sole expense and without abatement of the Fee or any portion thereof. If Licensee shall fail to observe and perform any covenant, condition, provision or agreement contained in this License Agreement or shall fail to perform any other act required to be performed by Licensee, Licensor may, upon notice to Licensee, but without any obligation whatsoever, and without waiving or releasing Licensee from any default or obligation of Licensee, make any such payment or perform any such obligation on Licensee’s part to be performed. All sums so paid by Licensor and all costs incurred by Licensor, including reasonable attorneys’ fees, shall be payable to Licensor on demand and Licensee covenants to pay such sums.

    (c)        This License Agreement along with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Licensor and Licensee with respect to the Premises and the operation thereof by Licensee hereunder. This License Agreement and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writhed signed by both Licensor and Licensee. Licensor and Licensee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the Premises and the operation thereof are merged into and revoked by this instrument.

    (d)        Subject to the provision of paragraph 21 relating to assignment, this License Agreement is intended to and does bind the heirs, executors, administrators, successors and permitted assigns of any and all of the parties hereto.

    (e)        If any term or provision of this License Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this License Agreement shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

    (f)        Time is of the essence of this License Agreement and each provision hereof in this time of performance is established.

    (g)        This License Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Nevada.

    (h)        If any action or proceeding is brought by Licensor or Licensee to enforce its respective rights under this License Agreement the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees to be fixed by the court.

    (i)        This License Agreement creates a license only and Licensee acknowledges that is does not and shall not claim at any time any real property interest or estate of any kind or to any extent whatsoever in the Property, Premises or the Tower by virtue of this License Agreement or Licensee’s use of the Premises pursuant hereto. Notwithstanding any provision of this License Agreement, Licensor does not by this License Agreement, in any manner nor for any purpose, become a partner or joint venture of Licensee in the conduct of its business otherwise.

        IN WITNESS WHEREOF, the undersigned parties by and through their duly authorized officers or representatives hereby execute their License Agreement as of the date first-above written.

LVH Corporation d.b.a. Hilton Las Vegas

BY: /s/ LVH Corporation d.b.a. Hilton Las Vegas
——————————————
LVH Corporation d.b.a. Hilton Las Vegas

SkyBridge Wireless Inc., a Nevada Corporation

BY: /s/ Jason Neiberger
——————————————
Jason Neiberger
President

Communications Site License Agreement

Exhibit “A”Property
Description

Site Name:	Las Vegas Hilton
Site Location:	3000 Paradise Road, Las Vegas, NV 89109
Coordinates:	North Latitude: 36-07-58
West Longitude: 115-09-12

Communications Site License Agreement

Exhibit “B”Space
Configuration

Communications Site License Agreement

Exhibit “B”Space
Configuration

Communications Site License Agreement

Exhibit “B”Space
Configuration

Communications Site License Agreement

Exhibit “C”Equipment

Las Vegas Hilton Site Equipment

Type of Antenna	Antenna #1	Antenna #2	Antenna #3	Antenna #4	Antenna #5
Antenna Quality	1	1	1	1	1
Receive or Transmit	RX/TX	RX/TX	RX/TX	RX/TX	RX/TX
Manufacture	Radiowaves	Radiowaves	Radiowaves	Radiowaves	Radiowaves
Type of Antenna	5Ghz Sector	5Ghz Sector	5Ghz Sector	5Ghz Sector	5Ghz Sector
Model #	SEC-55V-90-16	SEC-55V-90-16	SEC-55V-90-16	HP2-23	SEC-25V-90-13
Antenna Weight	5LBS	5LBS	5LBS	25LBS	4.2LBS
Antenna Dimensions	25.5x8.5x7.5"	25.5x8.5x7.5"	25.5x8.5x7.5"	24"	25.5x8.5x7.5"
Antenna Mount Height	15'	15'	15'	10'	15'
Rad Center AGL	200ft.AGL	200ft.AGL	200ft.AGL	200ft.AGL	200ft.AGL
Mount Type	Quick Align Mount	Quick Align Mount	Quick Align Mount	Direct Mount	Quick Align Mount
Direction of Radiation	Grid North East	Grid West	Grid South West	Grid South	Grid Northwest/East/South
TX Frequency	5.7250-5.8500	5.7250-5.8500	5.7250-5.8500	21.2-23.6	2.400-2.483
RX Frequency	5.7250-5.8500	5.7250-5.8500	5.7250-5.8500	21.2-23.6	2.400-2.483
Receive Band of Freq	5.7/5.8GHz	5.7/5.8GHz	5.7/5.8GHz	23GHz	2.4GHz
Transmit Band of Freq	5.7/5.8GHz	5.7/5.8GHz	5.7/5.8GHz	23GHz	2.4GHz
Antenna Gain	16 DBI	16 DBI	16 DBI	40.2 DBI	16 DBI
# of Lines per Antenna	1	1	1	1	1
Line Type	LMR600	LMR600	LMR600	LDF 5.5	LMR600
Line Diameter	1/2"	1/2"	1/2"	5/8"	1/2"

Building/Shelter Space and Equipment
# of Cabinets/Racks	1 Rack (19'x6')

	Transmitter #1	Transmitter #2	Transmitter #3	Transmitter #4	Transmitter #5
Manufacturer	WI-LAN	WI-LAN	WI-LAN	Proxix	Orlinoco
Type & Model	Ultima 3 MP	Ultima 3 MP	Ultima 3 MP	Tsunami Licensed	AP-1000
Type of Service	Fixed Wireless Broadband	Fixed Wireless Broadband	Fixed Wireless Broadband	Network Backhaul	Fixed Wireless Broadband
TX Frequency	5.741	5.7874	5.8338	21.2-23.6	2.400-2.483
TX Power Output (Watts)	21dBm	21dBm	21dBm	17dBm	15dBm
RX Frequency	5.741	5.7874	5.8338	21.2-23.6	2.400-2.483
Actual Power Consumption	14w	14w	14w	95w	14w
Electric Service Required	100v/50	existing	existing	existing	existing
# of Outlets	8	existing	existing	existing	existing
Cabinet/Rack also contains	Network Switch

ESTOPPEL CERTIFICATE

THIS ESTOPPEL CERTIFICATE (the “Certificate” or the “Estoppel”) is made and delivered by SkyBridge Wireless inc., a Nevada corporation (“SkyBridge”), to Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (“Buyer”), Archon Financial, L.P. (“Buyer’s Lender”), and any other lender of Buyer.

    A.        This Estoppel is executed pursuant to that certain Purchase and Sale Agreement, dated as of December 24, 2003 (the “Agreement”), between Buyer and LVH Corporation, a Nevada Corporation (“LVH”), and Park Place Entertainment Corporation, whereby LVH is selling to Buyer, and Buyer is purchasing LVH, that certain hotel/casino commonly referred to as the Las Vegas Hilton (the “Hotel”). This Estoppel does not amend any of the terms of the Agreement and reference thereto is made for further particulats; and

    B.        Pursuant to that certain license agreement dates in 2003 (as amended, assigned, supplemented, or otherwise modified, the “License Agreement”), LVH licenses the Premises (as defined in the License Agreemenr) to SkyBridge. This Estoppel does not amend any of the terms of the License Agreement and reference thereto is made for further particulars.

    1.        Representation and Warranties. SkyBridge represents and warrants to Buyer as follows:

(a)	Attached hereto is a true, correct and complete copy of the License Agreement provided as Exhibit “A”, including all assignments, amendments, supplements and modifications thereto, if any. The License Agreement has not been otherwise assigned, amended, supplemented or modified as of the date hereof and is the only agreement between SkyBridge and LVH affecting the Premises or any other space in the Hotel;

(b)	All work to be effected by LVH to the Premises has been completed and the Premises has been delivered to SkyBridge in accordance with the License Agreement. SkyBridge is in sole possession of and is occupying the Premises. SkyBridge has not sublicensed all or any part of the Premises assigned the Licensed Agreement, or otherwise transferred SkyBridge’s interest in the License Agreement or the Premises;

(c)	The License Agreement is in full force and effect and is binding and enforceable against SkyBridge in accordance with its terms. Neither SkyBridge, nor LVH, is in default under the terms and conditions of the License Agreement, and SkyBridge does not know of any existing facts or circumstances which, with the giving notice or the passage of time, or both, would constitute default or and event of default by SkyBridge or LVH. SkyBridge has no claim against LVH with respect to the License Agreement, the Premises or the common areas associated with the Premises and has no offset, defense of counterclaims against the rent or other charges payable by SkyBridge under the License Agreement. SkyBridge accepts the Premises in its current condition and SkyBridge is not aware of any defect in the Premises;

(d)	The Rent (as herein defined) owing under the License Agreement is $900.00 per month. As of the date hereof, all Rent has been paid through Frontier Radio. The current term of the License Agreement expires on December, 2006. There are no other agreements, written or oral, between SkyBridge and LVH relating to SkyBridge’s occupancy of the Premises;

(e)	LVH has not given any consent to SkyBridge (for example, consent to sublicense or alter the Premises) that is required under the License Agreement before taking any action by SkyBridge.

(f)	SkyBridge has no options or rights (and has not exercised any options or rights) to renew, extend, amend, modify, or change the term of the License Agreement.

(g)	SkyBridge has no expansion option or right of first refusal to lease additional space or purchase any space.

(h)	No fixed, percentage, additional, or other rent or fee payable under the License Agreement (collectively, “Rent”) has been or will be collected in advance other that as provided for in the License Agreement. SkyBridge has not been given any free Rent, partial Rent, rebates, Rent abatements, or Rate concessions of any kind.

(i)	SkyBridge has deposited the security deposit stated in the License Agreement in the amount of — with LVH, and none of the security deposit as set forth above has been applied by LVH to the payment of rent or any other amounts due under the License Agreement except to be applied against the last month’s lease payment if stipulated in the License Agreement;

(j)	SkyBridge is responsible under the License Agreement for payment for certain property taxes, maintenance expenses, and insurance costs for the Premises as set forth in Sections 9, 10, 12 and 16 of the License Agreement;

(k)	No action or proceeding has been threatened or instituted by SkyBridge against LVH under the License Agreement in any federal or state court;

(l)	SkyBridge has not brought onto or stored on or about the Premises any substance classified as hazardous or toxic substance or material or hazardous or toxic waste under any applicable federal, state or local law, rule or regulation, in violation of any such laws, rules or regulations except as lawfully allowed under due course of operating SkyBridge’s business. SkyBridge has received no notice of, and SkyBridge knowledge of any past or present use of the Premises, for the storage of oils, other petroleum by-products or any hazardous or toxic substance or material or hazardous waste in violation of such laws, rules or regulations;

(m)	The Person signing this Certificate on behalf of SkyBridge is a duly authorized agent of SkyBridge; and

(n)	SkyBridge agrees that until notified otherwise all notices to Buyer, as licensor, under the License Agreement shall be sent by overnight courier; personal delivery; certified mail with receipt requested; or a facsimile if, at the time such facsimile is sent, a notice is sent (by one of the other methods provided herein) to Buyer at:

Colony Resorts LVH Acquisitions, LLC c/o Las Vegas Hilton Executive Offices 3000 Paradise Rd. Las Vegas, Nevada 89109

    2.        Governing Law. THE VALIDITY OF THIS ESTOPPEL, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

    3.        Successors and Assigns. SkyBridge understands that Buyer, Buyer’s Lender, and any other lender of Buyer will rely on the certifications set forth above, and agrees that all such certifications shall insure to the benefit of the Buyer, Buyer’s Lender, and any other lender of Buyer, as well as to the benefit of their respective successors and assigns, and shall be binding upon the undersigned and its successors, heirs, legal representatives and assigns.